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                                                                   Exhibit 2.03

        FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT ("Stock Purchase Agreement") DATED SEPTEMBER 15, 1997, dated as of October 15, 1997, among (i) K & F INDUSTRIES, INC., a Delaware corporation (the "Company"), and (ii) the securityholders of the Company listed in Part A of Schedule I to the Stock Purchase Agreement.

        1. Definitions. All capitalized terms used herein without definition have the meanings assigned thereto in the Stock Purchase Agreement.

        2. Amendment to Section 1.3(a). The first sentence of Section 1.3(a) of the Stock Purchase Agreement is hereby amended in its entirety to read as follows: "(a) The price per Share to be paid by the Company for the Purchase Shares shall be an amount (the "Per Share Price") equal to the quotient obtained by dividing (i) $625,000,000, plus $951,750 (which represents the aggregate exercise price payable pursuant to the Company Options), plus the Cash Amount, as set forth in the certificate referred to in paragraph (b) below, minus the Debt Amount, as set forth in the certificate referred to in paragraph (b) below, minus the Brokerage Fee (as defined in Section 4.5), by (ii) 2,051,223."

        3. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

        4. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of all parties to the Stock Purchase Agreement and their respective successors and assigns.

        5. Amendments and Waivers. This Amendment may be amended or waived only in an agreement in writing, duly executed and delivered by the party to be charged, and may not be amended or waived orally.

        6. Integration. This Amendment and the Stock Purchase Agreement constitute the full agreement of the parties with respect to the subject matter hereof, and together integrate all written and oral communications pertaining to the subject matter hereof, all of which are incorporated and superseded hereby.

        7. Stock Purchase Agreement. Except as specifically amended hereby, the Stock Purchase Agreement remains in full force and effect and is reaffirmed by the parties hereto.
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IN WITNESS WHEREOF, and intending to be legally bound as of the date written above, the parties hereto have duly executed this Amendment as set forth below:

K & F INDUSTRIES, INC.



By:/s/ Kenneth M. Schwartz
   -------------------------------
   Name: Kenneth M. Schwartz
   Title: Executive Vice President

/s/ Bernard L. Schwartz
-------------------------------
BERNARD L. SCHWARTZ

CBC CAPITAL PARTNERS, INC.



By: /s/ Donald J. Hoffman
   ----------------------------
   Name: Donald J. Hoffman
   Title:

LORAL SPACE & COMMUNICATIONS
   LTD.


By: /s/ Eric J. Zahler
   ----------------------------
   Name: Eric J. Zahler
   Title: Vice President

LEHMAN BROTHERS CAPITAL PARTNERS
   II, L.P.


By: Lehman Brothers Holdings
    Inc., General Partner


By: /s/ Alan H. Washkowitz
   ----------------------------
   Name: Alan H. Washkowitz
   Title: Vice President
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LEHMAN BROTHERS MERCHANT BANKING
    PORTFOLIO PARTNERSHIP L.P.


By: LB I Group Inc., General
    Partner


By: /s/ Alan H. Washkowitz
    ----------------------------
    Name: Alan H. Washkowitz
    Title: Senior Vice President

LEHMAN BROTHERS OFFSHORE
    INVESTMENT PARTNERSHIP L.P.


By: Lehman Brothers Offshore
    Partners Ltd., General
    Partner


By: /s/ Alan H. Washkowitz
    ----------------------------
    Name: Alan H. Washkowitz
    Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE
    INVESTMENT PARTNERSHIP-JAPAN
    L.P.


By: Lehman Brothers Offshore
    Partners Ltd., General
    Partner


By: /s/ Alan H. Washkowitz
    ----------------------------
    Name: Alan H. Washkowitz
    Title: Authorized Signatory